As filed with the Securities and Exchange Commission on January 12, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXTREME NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0430270
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

145 Rio Robles San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Extreme Networks, Inc. 2014 Employee Stock Purchase Plan
(Full Title of the Plan)

Allison Amadia
Vice President, General Counsel, and Corporate Secretary
Extreme Networks, Inc.
145 Rio Robles
San Jose, California 95135
(408) 579-2800
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:
Edward Batts
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
(650) 833-2395

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001per share reserved for issuance under the Employee Stock Purchase Plan	12,000,000	2.958	$35,496,000	$4,124.64

(1)
Pursuant to Rule 416 (a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s Common Stock that became issuable under the applicable plan by reason of stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are determined by discounting by 15% the average of high and low prices of the Registrant’s common stock on January 8, 2015 as reported on Nasdaq.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
Extreme Networks, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Commission (other than information in a report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the “Annual Report”), filed with the Commission on September 15, 2014, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Report.
(c) The Registrant’s Registration Statement on Form 8-A filed with the Commission on April 5, 1999, which contains a description of the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendments or reports filed for the purpose of updating such descriptions.
All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however , that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
    Not applicable.
Item 5.    Interests of Named Experts and Counsel.
    Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and that the Registrant may pay expenses for its directors and officers in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized in the bylaws.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or agents where indemnification by the Registrant will be required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.
The indemnification provisions in the Registrant’s certificate of incorporation, the Registrant’s bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
Item 7.    Exemption from Registration Claimed.
    Not applicable.
Item 8.     Exhibits

Exhibit Number	Documents

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature page.

99.1	Extreme Networks, Inc. 2014 Employee Stock Purchase Plan, previously filed with the Commission as an appendix to the Registrant's Proxy Statement, dated October 2, 2014.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 12, 2015.

EXTREME NETWORKS, INC.

By:	/ S / Kenneth Arola
Kenneth Arola Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Arola and Allison Amadia, each of them acting individually, as his or her attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/ S / CHARLES W. BERGER	President and Chief Executive Officer, (Principal Executive Officer)	January 12, 2015
Charles W. Berger

/ S / KENNETH AROLA	Senior Vice President, and Chief Financial Officer And Chief Accounting Officer (Principal Financial and Accounting Officer)	January 12, 2015
Kenneth Arola

/ S / EDWARD B. MEYERCORD	Chairman of the Board	January 7, 2015
Edward B. Meyercord

/ S / CHARLES CARINALLI	Director	January 9, 2015
Charles Carinalli

/ S / RANDI PAIKOFF FEIGIN	Director	January 8, 2015
Randi Paikoff Feigin

/ S / EDWARD KENNEDY	Director	January 7, 2015
Edward Kennedy

/ S / RAJ KHANNA	Director	January 7, 2015
Raj Khanna

/ S / JOHN H. KISPERT	Director	January 7, 2015
John H. Kispert

/ S / JOHN C. SHOEMAKER	Director	January 7, 2015
John C. Shoemaker